HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

HMS HOLDINGS CORPORATION

Moderator: Kim Harrison
May 5, 2008
9:00 a.m. CT

Operator:	Good morning, my name is Cynthia and I’ll be your conference operator today.

At this time I would like to welcome everyone to the HMS Holdings Corporation first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you had already done so, please pound sign now. Then press star one, again, to insure your question is registered.

I would now like to turn today’s call over to Bob Holster, Chairman and CEO. Please go ahead sir.

Bob Holster:	Thank you, Cynthia.

Good morning everyone. It’s a pleasure to have you join our first quarter 2008 earnings call. I’m Bob Holster, Chairman and CEO of HMS. I’ll be hosting the call along with Bill Lucia, our President and Chief Operating Officer; and Walter Hosp, our Chief Financial Officer.

This live presentation designed to compliment the conference call may be found at our Web site at hmsholdings.com. Please see the quarterly results page under Investors and, click on the link to the Webcast.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

We’ll be making forward looking statements in the course of this call so, please refer to the list of qualifiers included in this morning’s press release and the safe harbor statement on slide one of the presentation.

HMS got off to a fast start in the first quarter of 2008, with revenue up almost 21 percent from the first period in 2007. As those of you who follow us closely know, the first quarter is typically our weakest operating income quarter of the year. And, 2008 is no different in that regard. We come out of the fourth quarter of the prior year with a high level of spending having launched a batch of new initiatives. And, we have a normal seasonal depth in sequential quarterly revenue. As a consequence, our operating margin drops in this quarter to 15%. That’s something we expected. We’re very comfortable with our full year guidance and revenues of $170 million, that’s up 16% for the full year. Adjusted EBITDA of $49 million, up 21% for the full year. And, EPS of $0.73 cents, up 28% for the full year.

Now, Walter Hosp will take you through our financial statements. Bill Lucia will update you on new business. And then, I’ll comment on some of the changes we’re seeing in our marketplace.

Walter Hosp:	Thank you, Bob. And, good morning everyone.

HMS posted a solid quarter of financial results in Q108, consistent with our projections for the year.

Revenue for the first quarter of 2008 increased 20.8% to $38.9 million versus the first quarter of 2007. Much of this growth came from yet another strong quarter of performance from our Medicaid managed care business which doubled, year over year. That’s largely attributable to the fact that we are seeing more rapid growth in managed care live then we anticipated. Although growth in total Medicaid expenditures is developing roughly as we expected, as is our total revenue, we have tracked a total of approximately four million lives of almost 10 percent of total Medicaid lives that, over the last four years, have moved from seeded for service into managed care. With our now much larger footprint in the NCO space, we are increasingly indifferent to which side of the equation a life shows up.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Total operating expenses for the quarter were $33.3 million, an increase of $6.9 million or, 26% compared to $26.4 million in the same quarter last year. Our operating expenses generally go to – grow steadily throughout the year and, in the first quarter, in particular, we get the effect of carrying over peak prior year spending into our seasonally weakest revenue quarter. And, included in Q one spending are a number of recently launched, long term initiatives that don’t show up clearly in the individual expense lines but are important for our future prospects. By way of a few examples, during the quarter we spent approximately $600,000 more on marketing and public relations than in the prior year. Focusing on developing a clear brand identity for HMS and on increasing the effectiveness of our lobbying at the State and Federal levels.

During the same period, we incurred incremental costs of approximately $400,000 associated with moving staff and consolidating operational functions in our new and, ultimately, lower cost Irving, Texas processing center. We spent roughly an incremental $600,000 on outside consultants who are assisting us with configuring our data processing resources to support continued rapid growth. And, the launch of our program integrity product line with related infrastructure costs, cost us several hundred thousand dollars during the quarter.

Looking at the individual expense lines, we see that compensation expense of $16.6 million increased $3.5 million from the same quarter of the prior year. We ended this quarter with an average head count of 787 employees, a 29% increase over the 608 employees at the end of the prior year quarter.

Data processing expense of $3.0 million increased $0.8 million from the prior year quarter. Additional software expense associated with platform upgrades and upgrading of data communication launch contributed to a substantial portion of this increase.

Occupancy costs of $2.6 million increased $0.6 million from the prior year, a result of the expansion and the number and size of our locations, particularly our new Irving, Texas location. Direct project costs of 5.5 million increased

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

$0.3 million from the same quarter of the prior year. As a percentage of revenue, direct costs were 14.2%, compared to 16% in the prior year.

Other operating costs of $4.5 million were $1.6 million higher than the same period of the prior year. Almost 40% of this increase resulted from additional non-payroll temporary health expenses in our service centers and, the largest part of that was for programming. The remaining increase came from professional consulting expenses, travel, office supplies and, local municipal charges.

Amortization of intangibles associated with the BSCA acquisition was $1.2 million for the quarter, the same as the quarter last year.

Net interest expense was $0.2 million for the quarter versus $0.6 million for the same quarter last year which is due to lower debt levels and higher cash balances than in the comparable period.

Income taxes were $2.3 million for both the quarter and the prior year and the prior year. The effective tax rate is now 42%, versus 43.6% for the same period last year, reflecting a lower State tax rate as our business and operations are distributed this year across relatively more tax advantaged States.

The above resulted in net income for the quarter of $3.2 million, versus $3.0 million for the same period in 2007, a 6.8% increase. The weighted average common shares outstanding for the current quarter were 26.8 million. Fully diluted net income per share was $0.12 cents per share versus $0.11 cents per share in the same period last year.

We now turn to the balance sheet and look at our general financial condition at March 31st, 2008.

Our cash and cash equivalents were $16.7 million, a decrease of $4.6 million from the end of 2007. Our cash continues to be invested in taxable money market accounts with a major money center bank. We have not had any valuation adjustments in these investments. We normally experience a drop

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

off in cash in Q1 as we pay down year end liabilities, including annual bonuses, and then balance the build throughout the remainder of the year.

Accounts receivable were at $42 million, an increase of $2.3 million from the end of December, 2007 due to the seasonally consistent slower collection. Accordingly, the number of day sales outstanding at year end increased to 97 days, compared to 86 days at the end of 2007. We expect improvement in this measure in the second quarter of this year.

We had $22.1 million of debt outstanding at quarter end from our original $40 million term loan. We continue to make principal repayments of $1.575 million each quarter. There still have been no borrowings under our $25 million revolving credit facility during the quarter. For the remainder of 2008, we anticipate the cash balances of and funds generated by operations will be sufficient for our cash needs.

Looking at the statements of cash flows for the quarter ended March 31st, 2008, cash used by operations was $2.6 million, compared to cash provided by operations of $0.9 million in the same period of the prior year. The $2.6 million cash used by operations was comprised of net income of $3.2 million, non cash charges of depreciation and amortization expense of $2.9 million, non cash share based compensation expense of $0.8 million and, a change in prepaid assets of $0.7 million was offset by the seasonal increase in the amounts of accounts receivable of $2.3 million and a decrease in accounts payable of $8.0 million, of which approximately $6.0 million was related to annual bonus payments and compensation expenses accrued during the year.

During Q1 2008, cash used in investing activities was $2.2 million which was primarily purchasing some property and equipment. Cash provided from financing activities of $0.2 million consisted of principal payments on the term loan of $1.6 million, offset by $0.8 million received from stock option exercises and, $1.0 million for the tax benefit from disqualifying dispositions. We expect that given our outstanding pool of unexercised stock options, our cash taxes will continue to benefit substantially from disqualifying dispositions. And, we do not expect to pay a higher level of cash taxes until

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

perhaps late in the second half of 2008. However, this is dependent upon continued stock option exercises which we do not control.

Adjusted EBITDA was $9.3 for the quarter, an increase of $0.6 million or, $6.6 over the same period of the prior year. This was our fourth straight quarter of generating adjusted EBITDA in excess of $9.0 million. EBITDA is defined as earnings before interest, tax, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for share based compensation expense.

And now, that concludes our review of the financial results and financial position of the company. Bob.

Bob Holster:	Thanks, Walter. Bill Lucia is now going to take us through new business brought in house during the quarter.

Bill Lucia:	Thank you, Bob. And, good morning everyone.

I’m happy to report on one of the best sales quarters I can remember.

First, HMS won a re-procurement in California for workers’ compensation, third party recovery. Both the Northern and Southern regions were re-bid and HMS won both. Federal regulations require State Medicaid agencies conduct matches with workers’ compensation files to identify third party coverage for claims paid by Medicaid that were either duplicated by workers’ comp payments or, should have been covered by workers’ compensation. The contract was for three years, through January 2011 and, has two, one year extensions.

We also received a six month extension of our third party liability contract with the Florida Agency for Healthcare Administration. Since we have a six month processing tail on that contract, this means that our Florida revenue stream is secure well into the second quarter of 2009.

We’re very excited to have received a number of other extensions in our State business, including in West Virginia, Wisconsin, Missouri and Michigan. Up selling to our existing State client base has been brisk with scope expansions

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

in several contracts, to name a few, Connecticut, Nevada and North Carolina. The scope expansions will be implemented in quarters two, three and four. Scope expansions can be anything from adding pharmacy recoveries where that recoveries have been restricted or, adding our credit balance and other program integrity projects.

And, in New Jersey, HMS was recently awarded a large scope expansion using our partner, Public Consulting Group to help deliver the services and conduct comprehensive Medicaid compliance audits for 60 of the New Jersey acute care providers that have out patient partners. The scope of work will focus primarily on completing both on site and desk reviews for all Medicaid allowable costs within hospital outpatient partners and, the project commences this month.

On the managed care side, we also had a very good quarter as both brand new clients acquired and, significant up selling. We now have 11.3 managed care lives under contract with 8.2 million of them generating revenue as of the end of the first quarter. We recently signed a contract with Cal-Optima for pharmacy and medical recovery services, adding almost 300,000 lives to our membership. Cal-Optima is a county organized health system serving Medicaid members in Orange County, California. We also expanded our relationships with a number of clients including Centene, where we added pharmacy and medical recover to our existing scope of work. And, Molina, where we added their California plan as well as pharmacy recovery in Ohio and Indiana. And, we also added plans in new States to our contracts with Wellcare and UHC. Our managed care customers are beginning to embrace our programming integrity services and, we’ve initiated medical bill lotted projects with one of our major clients. We see this as a significant area of growth as our MCO customers see the value of identifying and recovering inappropriately paid medical expenses. Our MCO clients, whether for profit and publicly held or, not for profit, are keenly aware of the impact that our cost containment services can have on medical loss ratio and earnings.

We continue to believe that the fiscal pressure that States are under is contributing to a improved selling environment for HMS. According to a survey by the Center for Budget and Policy Priority, at least 27 States foresee

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

budget shortfalls for the 2009 fiscal year which starts July 1st in most States. This improved selling environment also means that States will continue to use managed care as a way to contain Medicaid costs. And, HMS is benefiting from the organic growth our MCO clients are experiencing.

I’ll now turn this back to Bob.

Bob Holster:	Thank you, Bill.

As I noted at the outset of the discussion today, for 2008 we’re continuing to project that HMS revenues will grow 16% to $170 million with adjusted EBITDA will grow 21% to $49 million and, that’s full diluted GAAP EPS will increase by 28% to $0.73 cents. That guidance implies a full year operating margin of about 20% although, and as we’ve demonstrated in the first quarter, there are going to be fluctuations quarter to quarter in that operating margin.

As Bill and Walter have described, we’ve had a very strong quarter both in terms of revenue growth and, in terms of new business and scope expansions with existing clients. That’s extremely positive for HMS for the balance of 2008 and well into 2009. But, we’re going to be careful about adjusting guidance before we have another quarter of data to base our projections on.

Our analysis of the 2008 paid claims data that our customers provide us – and, this data covers more than 90% of the Medicaid program, suggests that Medicaid is growing at approximately a 6% annual rate, which is consistent with historical growth rates, CMS projections and, is about what we expected when we constructed our 2008 plan.

What has changed though is that virtually all of that growth is coming from managed care rather than from fee for service Medicaid. Given the extent of our penetration of the managed care side of Medicaid, we feel fairly neutral about the change in mix. But, it may wind up meaning that our managed care business grows faster than the approximately 50% rate we talked about earlier this year. And, that our fee for service business grows a little more slowly than

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

the low teens rate that we’ve also described. It’s going to take another quarter of monitoring data though to determine what the full year impact’s going to be.

It’s also worth noting that we haven’t seen anything in the data yet that suggests that State level cost control measures that fill the news, are reducing spending or, conversely that recession unemployment is accelerating spending growth. Medicaid just continues to chug on at the growth rate it has exhibit for most of the last decade.

I also want to note that we’re seeing an increase in competitive activity in our marketplace. As we expected, we will – and, as our financial plan for 2008 reflects. Maximus and ACS been in Florida and, we believe, probably elsewhere. In just the past week we learned on Monday that Florida intended to enter into a contract with ACS. On Tuesday we protested. On Wednesday, the State signed an extension of our contract that will generate revenue into the second quarter of 2009, as Bill noted.

But, I’ll remind everyone the competition is not something new to HMS. Our compound organic revenue growth rate for the last five years has been 18.6%. And, for virtually all that period we’ve faced intense competition. We believe that we’re years ahead of any potential competitor in terms of experience, track record, access to data, reference base and, in terms of having achieved the economies of scale that have made our services a relative bargain for State agencies.

There are – as Bill suggested earlier when he talked about the Florida extension, we don’t anticipate that in Florida or, in any other State, there is a procurement outcome that would affect our revenues before the second quarter of 2009, during the balance of 2008.

We’ll now be happy to take your questions.

Operator:	Ladies and gentlemen, as a reminder, to ask a question, please press star then the number one on your telephone keypad.

Your first question comes from Charles Strauzer of CJS Securities.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Charles Strauzer:	Hi, good morning.

Bob Holster:	Good morning, Charles.

Charles Strauzer:	Just can you follow that last part about Florida and ACS and they were awarded, you protested. Can you give me a little bit more color on that? Is it more of a protest based on what factors? And then, also, you know, in ’09 when that contract extension expires, is it going to be another rebid or, what’s the process going to look like in that?

Bob Holster:	Here’s what I can tell you. And, you can go to Florida procurement and AHCA Web sites and you can see pretty much what we know.

The – last Monday it was announced that there had been three bidders. HMS, ACS and Maximus. Maximus was disqualified. HMS was ranked number one going into negotiations. And then, the agency announced that they had had a negotiation with ACS and, there was an intent to award. We didn’t have negotiation with the Agency. We protested and the next day signed the emergency extension of our contract.

Protest in Florida – and, this is still an ongoing protest now, proceed pretty expeditiously. Taking anywhere from several weeks to several months. And, what the Agency and State do at the conclusion of that process is up to them.

Charles Strauzer:	Got it. And, any sense of why they were ranked highest.

Bob Holster:	We were ranked highest. The State indicated that it’s intent to award was ACS was based on a negotiation.

Charles Strauzer:	Got it. OK. Great.

And then, just looking at the compensation end point again, Walter. Seasonally that usually dips a little bit with the drop in, you know, that seasonal revenue. But, you had a little bit of a pick up sequentially from Q4. Again, is that – I know that you had temporary help expenses with, you know, what was some of the components for the higher comp expense there?

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Walter Hosp:	Well, the comp is mainly driven just by higher head count which I quoted earlier, that keeps driving up. But, we now at a more stabilized base, going forward. We may still see some other incremental increases to it but, the other – the non-permanent, the temporary help expense I was alluding to before in the other operating costs.

Charles Strauzer:	So, it’d be safe to assume that we could build from this compensation number and maybe take others down a little bit as the temporary help kind of winds down. Correct?

Male:	It’s all – it’s all volume driven. And we anticipate much higher volumes than what we experienced in the first quarter here.

Male:	Got it. OK, thank you very much.

Operator:	Your next question comes from Richard Close with Jefferies and Company.

Richard Close:	Yes, really quick. On the managed care side in fee for service you said you’re pretty much indifferent there. But don’t you have a – on the managed care side, isn’t it a more – potentially a more profitable business for you?

Male:	We – throughout our business we’re generally allocating fixed cost to different product lines. We think of our state and managed care businesses as roughly equivalently profitable. With states you have larger scale but we don’t – I wouldn’t want to make any kind of a pronouncement about the profitability of one line versus the other. We’re quite pleased with both of them.

Richard Close:	OK. And then when we think about the pipeline, I mean, you know, clearly you added a good amount of business and expansion of scope in several states. But when we look at the pipeline of potential new business through the remainder of this year, what are your thoughts there in terms of the, you know, I guess the quantity, the quality in the competitive environment within your pipeline? Whether it’s different kind of business than your typical coordination of benefits and whatnot?

Bill Lucia:	Richard, this is Bill Lucia. I think we have a very healthy sales pipeline in all sectors of our business. The – in our typical state government business we’re

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

experiencing more opportunities for our program integrity services and our medical cost management services that we’re delivering under Permedion. And there’s a number of procurements that reflect that currently.

In our managed care arena we are both focusing on what are now the midsized carriers and smaller carriers in this market. And as I mentioned increasing up-selling expanded services to those customers. And we’re seeing expansion in our other smaller but growing markets in our IV-D services and our services to the military healthcare system.

So it’s a very – it’s a very strong sales queue this year and I think the interesting thing is it’s a very diverse mix of business. So we’ll see different competitors but we think we’re very well established to gain ground.

Richard Close:	Would you say the pipeline, you know, currently is greater than it was a year ago?

Bill Lucia:	The sales pipeline today is greater and more diverse than it was a year ago.

Richard Close:	OK. And on the competitions side though, you know, program integrity could be a more competitive business than your coordination of benefits. You know, your core business. Is that the case?

Bill Lucia:	That is the case. Program integrity is going to have a great many competitors. But we believe the opportunities large enough to stand a large number of entrants to the business. And I just point out that in terms of the environment as was noted back during our prepared comments, we think that the fiscal pressure the states are under today and are likely to be under for quite some time to come is making them better listeners with respect to the kinds of revenue generating and cost saving opportunities we proposed for them.

We also believe that in managed care, in particular, our services are reaching the status of a best practice and we don't anticipate a slowdown in adding managed care lives.

Richard Close:	OK, and then with respect to the potential Florida, I guess, it's going to be undecided here for a little while while the process works itself out, you

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

mentioned you have the extension through October and then you still tail through, I guess, spring or April or some timeframe on that front.

Let's say, hypothetically, that Florida goes away, beginning sometime late second quarter, third quarter of 2009. What do you think that hole is from Florida, potentially, and based on the commentary on the pipeline, it sounds like you have potentially more than enough to fill that hole.

Bob Holster:	Well, let me try to respond. The list that (Bill) worked through in terms of new business opportunities closed this quarter exceeded in revenue value our revenue from Florida in 2007. Florida is experiencing, as are many states, a swap between fee-for-service and managed care. We did about 8.4 million in revenue in Florida last year. By the time we got out to the second half of 2009 and were past our processing tail in Florida, in the worst case, we'd expect that the fee-for-service component would be running at a lower rate than that.

So it could create, based on the size business we anticipate, being in 2009 and without meaning to throw out formal guidance, we'd expect to be somewhere in the 200 million revenue range. We're talking about closing a 2 to 3 percent gap.

Richard Close:	OK, and then just finally, would you say you're more confident your business and the prospects today than a year ago?

Bob Holster:	Unquestionably, yes. We've had significant development on the managed care side, obviously. We see a political environment that is not espousing changes that would offer any risk to our business. We see health care costs having packed in another year of 6% – 7% growth, and as we indicated, the dedicated pay claim data is telling us we're still on that same track. So, from a macro standpoint, we feel that we've never been in better shape.

Richard Close:	Thank you.

Operator:	Ladies and gentlemen, as a reminder, to place a question, please press star, then the number one, on your telephone keypad. Your next question comes from Whit Mayo with Stephens Incorporated.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Whit Mayo:	Thanks, good morning. Just with respect to Florida, again, just to make sure we have this right, how much did Florida contribute in revenues in 2007? I know it's not nearly your largest state anymore.

Walter Hosp:	$8.4 million.

Whit Mayo:	OK, great. And just with regards to what sounds to be a mix shift right now in sort of the fee-for-service lives to managed care, most of the managed care payers have talked about higher medical cost trends over the past quarter and the hospitals are sort of saying in the journals that they all tend to be discussing sort of an uptick in just managed care volumes right now. Can you talk a little bit maybe looking at just the amount of claims information that you guys are seeing flow through your Q, just irrespective of just the shift in lives from one bucket to the other?

Bob Holster:	Well, what we're seeing in fee-for-service is very little increase in claim volumes or dollar value. What we're seeing in managed care varies carrier by carrier, but it's in double-digit increases in dollars paid. It's that managed care spending that when we say Medicaid's at about a 6 percent rate of increase, we believe it's all being averaged up by the managed care from what would otherwise be flat.

I don't want to imply greater accuracy than we have. We have the spending dollars on both the fee-for-service and managed care side. We don't always have the headcount that precisely matches up against those dollars.

Whit Mayo:	Would it be your sense that just maybe looking at utilization trends overall in the managed care area, that that would be ticking up right now?

Bob Holster:	Yes.

Whit Mayo:	OK, just wanted to make sure. And looking at the managed care lives, just can we get the – I don't know if you gave out the revenue number for what that segment contributed within the quarter.

Bob Holster:	What we've said is that it doubled from our first quarter 2007 number. It was precisely a double.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Whit Mayo:	OK, OK, I can back into that. And, Bill, looking at your states right now, how many of the 40 states would you say you're providing some level of program integrity or medical call services right now?

Bill Lucia:	I'd say that about a third of the states received some form of program integrity services, what we call program integrity services. So it could be anything other than a coordination of benefits, overpayment recovery or audit. They have not necessarily been procured through a department of program integrity or fraud, waste and abuse within a state. So we think there's a much larger opportunity, even in that third where we're performing some of those services, to expand.

Whit Mayo:	And within that third, would you say that those were some of the larger states, the New Jerseys, New Yorks and Floridas, or would those be a combination of large and small states? Just trying to get a sense of how that third compares to the dollars overall.

Bill Lucia:	It's a mix. A couple of our large states will continue to ask us to provide more services and there are great opportunities on for (a mining basis) to look for abnormalities in their claims processing and some of the small states are very progressive, too. So it's really a mix between the two.

Whit Mayo:	OK, and just looking out at state procurement cycle, how many additional states do you have contracts coming up for rebid over the next 12 months?

Bill Lucia:	We've got anywhere between four or five. I just caution you with that in that we've been seeing kind of a record number of extensions, too, sort of extensions beyond the typical period. So while we have four or five up for re-procurement probably over the next nine months, some of those may end up just being expended?

Whit Mayo:	OK, just maybe one final question? Just, Walter, in terms of Capex for the year, how should we think about that?

Walter Hosp:	Well, we gave guidance last quarter of around $8.0 million number. I think that's still good.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Whit Mayo:	OK, that's all I've got. Thanks, guys.

Operator:	Your final question comes from Charles Strauzer with CJS Securities.

Charles Strauzer:	Just one quick follow up. Maybe, Bill, this is for you, just a little bit more color, please, on some of the federal opportunities with the first half quarter being let out. Any kind of chance to kind of do a little bit of a postmortem there? What are some of kind of the machinations you're seeing within the bidding processes and some of the – when you look at kind of the mindset of CMS and the awards that have been made, are you adjusting the way you're bidding for future task orders that are out there?

Bill:	I really can't comment on the mindset of CMS, but I can tell you that we've been told that between two to five additional task orders will be let over some relatively short period of time, meaning over the next 12 months. So we're still confident that there's opportunity in the Medicaid Integrity Contract arena. We also think that our states will require assistance from us when they are under a federal audit and they need some better data-mining expertise to help them actually go and do their recoveries from the providers.

And then on the other federal front, the Medicaid recovery audit contract is CMS has said that that's expected to be awarded in May. So we still believe there's a great opportunity in the federal market for HMS, and we're still pursuing it.

Charles Strauzer:	Got it. And the last part you just talked about, Bill, the one that's coming up in May. Is that for an additional state, if I'm correct, into the program?

Bill Lucia:	That's the Medicare RAC, and it's being expanded from three regions to four, but all of them are being re-procured.

Charles Strauzer:	Got it. OK, great, thanks.

Operator:	At this time, there are no further questions. I would like to turn the call back over to management for closing remarks.

HMS HOLDINGS CORPORATION
Moderator: Kim Harrison
05-05-08/9:00 a.m. CT
Confirmation # 43873156

Bob Holster:	Thank you all for participating in the call and we look forward to speaking with you next quarter. Thank you.

Operator:	Ladies and gentlemen, this concludes today's HMS Holdings Corporation first quarter earnings conference call. You may now disconnect.

END